Exhibit 99.1

Energy Recovery Names Robert Mao President and Chief Executive Officer
Pamela Tondreau elected as Lead Independent Director

SAN LEANDRO, Calif. — May 7, 2020 — Energy Recovery, Inc. (NASDAQ: ERII) today announced that its Board of Directors (“Board”) has selected current Chairman and Interim President and CEO, Mr. Robert Yu Lang Mao, as President and CEO of Energy Recovery. Mr. Mao will continue to serve as Chairman of the Company’s Board. In addition, the Board elected Ms. Pamela Tondreau as Lead Independent Director.
“The Board conducted a thorough search process and met with many highly qualified candidates. It became apparent throughout this process that Mr. Mao is the right leader to steer Energy Recovery during this time of evolution for the Company,” said Ms. Tondreau. “Mr. Mao’s extensive global experience, track record of incubating and commercializing new technologies and business segments, and his vision for the Company was unrivaled. Above all, he understands what companies need to evolve and innovate.”
Mr. Mao has a long and distinguished professional career with over thirty years of executive experience in the technology and telecommunications industry in Asia, the United States and Europe. Most recently, he served as the Chairman, China Region for Hewlett-Packard Company (Hewlett-Packard) and the CEO of 3Com Corporation (3Com), where he completed the sale of 3Com to Hewlett-Packard in 2010. Prior to 3Com Corporation, Mr. Mao worked for Nortel Networks as CEO of the company's Greater China operations from 1997 to 2006. A member of Energy Recovery’s Board since 2010, Mr. Mao has served as Chairman since 2019 and has been on the board of directors of other public companies including 3Com, Yulon-Nissan Motor Company and Hon Hai Precision Ind. Co. Ltd (Foxconn).
“Mr. Mao’s experience in leading companies at the intersection of technology and manufacturing is a perfect fit for where we are today, and most importantly, where we are heading,” said Ole Peter Lorentzen, Director and Chair of the Company’s Nominating and Governance Committee. “He is a thoughtful leader who is focused on developing our team as well as our technology. We are confident that Mr. Mao continuing as Chairman, President and CEO and Ms. Tondreau acting as Lead Independent Director will position Energy Recovery for an exciting future.”
Ms. Tondreau currently serves as a consultant to Infineon Technologies AG, which purchased Cypress Semiconductor Corporation on April 16, 2020. She most recently served as Chief Legal Officer, Corporate Secretary and Executive Vice President of Human Resources at Cypress Semiconductor. Prior to her role at Cypress Semiconductor, Ms. Tondreau served as Vice President and Associate General Counsel at Hewlett-Packard, where she led a multibillion dollar acquisition and integration, the overhaul of intellectual property licensing, and negotiation with multiple commercial partners on a variety of commercial and legal issues. She joined Energy Recovery’s Board in 2019.
The appointments of Mr. Mao and Ms. Tondreau were approved by the Board at its quarterly meeting on May 5, 2020 and are effective immediately.

About Energy Recovery
For more than 20 years, Energy Recovery, Inc. (NASDAQ: ERII) has created technologies that solve complex challenges in industrial fluid-flow markets. We design and manufacture solutions that reduce waste, improve operational efficiencies, and lower the production costs of clean water and oil and gas. What began as a game-changing invention for water desalination has grown into a global business delivering solutions that enable more affordable access to these critical resources. Both our headquarters in San Leandro, California, and our Commercial Development Center in Katy, Texas house on-site research, development and manufacturing facilities. In addition, our worldwide sales and technical service organization provides on-site support for our line of water solutions. For more information, please visit www.energyrecovery.com.

Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the amount of hydraulic energy our devices will recycle. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Because such forward-looking statements involve risks and uncertainties, our actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and we assume no obligation to update such statements, whether as a result of new information, future events, or otherwise.

Contact
Investor Relations
ir@energyrecovery.com
+1 (281) 962-8105

Press Inquiries
pr@energyrecovery.com
+1(510) 219-8462

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